UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ACTIVISION BLIZZARD, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Glass Lewis,

In connection with the Glass Lewis 2021 Proxy Paper issued for Activision Blizzard, Inc. (“Activision Blizzard”, or “the Company”) issued on May 26, 2021, we provide the following Report Feedback Statement with respect to your recommendation.

We appreciate the opportunity to respond directly to the Glass Lewis report as the information outlined below provides important context and corrects areas in the Glass Lewis report which mischaracterize our pay plans. This information is necessary for the Company’s shareholders to make informed voting decisions at the June 14, 2021 Annual Meeting. We respectfully request that Glass Lewis update these portions of the analysis to provide a more accurate reflection of our practices.

Timing of 2021 award

The 2021 award was granted in late December 2020 in order to create a fresh start in 2021 in anticipation of the contract agreement extension and in anticipation of the Shareholder Value Creation Incentive (SVCI) performance criteria being achieved. In December 2020, after the Company delivered record-setting operating performance and shareholder value creation, it was highly probable that the SVCI criteria would be achieved in early 2021; the stock price in late December was at least 10% above the 90-day price requirement for the SVCI.

The Compensation Committee had already reduced the CEO’s 2020 base salary by 15% and determined that, in response to shareholder feedback, it was going to offer our CEO a contract extension with substantially lower compensation - targeting below median compensation including a reduction in 2021 target equity, a reduction in CEO base salary by 50% and a substantial reduction in bonus potential by an equivalent amount.

The 2016 Employment Agreement provided the opportunity for a higher 2021 award than the Compensation Committee ultimately granted. The CEO’s 2016 Employment Agreement provided for a 2021 award target grant value of approximately $36 million, and a maximum payout of 1.5X target, approximately $54 million.  Given our 2020 performance and historical performance before that date, it was highly likely the actual award would be earned well above the target level.

The Committee chose not to grant that award, and the CEO agreed, in exchange, for the establishment of a much lower $21.6 million target value (with a maximum grant value of $32.4 million), which is the entirety of the 2021 long-term performance grant made under the 2016 agreement.

The granting of the 2021 award did not impact whether the award remained subject to the SVCI acceleration, as the Glass Lewis report inaccurately states. The award had been subject to the SVCI prior to its granting, per the CEO’s 2016 Employment Agreement. As discussed in our proxy, in response to feedback from shareholders, the CEO’s Extension Amendment provides that the SVCI provision does not apply to award granted after April 2021.

It is important to note that this award, while granted, is still not fully earned or vested until later in 2021, upon the Committee’s certification that our CEO has met the performance requirements.

2020 Award Structure and Granting

In direct response to shareholder feedback, the CEO’s 2016 agreement and LTI awards were structured to incentivize outsized value creation. Maximum payout for the 2020 award was only possible through achievement of an average annual TSR of 25% over four years. This extremely aggressive goal was set after the company had already doubled its market capitalization over the prior four-year period. The maximum performance level was not only achieved, it was exceeded - in the four-year period by the end of 2020, ATVI’s market capitalization more than doubled from $27 billion to $72 billion, reflecting a compound annual rate of total shareholder return of 27% as compared to 16% for the S&P 500.

The award was granted in two portions, in September and December 2020, in order to begin accounting for the expense of the award and provide greater transparency to shareholders on the 2020 award value once the Compensation Committee had insight into the level at which the award was likely be earned, both initially in September and, once further information, was available in December. Notably, the performance period of the award did not change; it remained subject to forfeiture in the event that performance declined significantly at the end of the performance period.

Use of a Singular Metric for the 2020 LTI Award

Glass Lewis incorrectly takes issue with the fact that the CEO’s 2020 LTI award was tied only to TSR, rather than multiple metrics. However, in fact the 2021 award is tied to Activision Blizzard’s adjusted operating income over a multi-year period. As such, during the 2017-2020 time period, Mr. Kotick was incentivized to deliver strong performance under multiple long-term metrics, both TSR and adjusted operating income, which was delivered.

Pay Equity

Providing fair but competitive performance-based compensation at all levels of the organization is core to the pay-for-performance culture at Activision Blizzard. While our CEO’s reported 2020 compensation was higher than historic levels due to outperformance under the 2020 and 2021 performance awards, the Compensation Committee took action to reduce his pay initially in 2020 by 15% and then took additional action going forward in response to shareholder feedback. These actions include reducing his base salary by 50% in 2021, resulting in a reduction in his target annual incentive award; capping his maximum annual incentive payout at target; and stipulating that his annual LTI grants in 2021 and 2022 will be no higher than the median CEO LTI grants at peer companies. As a result of these changes, his 2021 base salary is lower than the salaries of several other NEOs, as stated on page 76 of our most recent proxy statement, and below the 25th percentile of his peer group.

Future Equity Grants

No additional equity grants have been made to the CEO beyond those discussed in the 2021 proxy. As discussed above, while the 2021 award was granted at the end of 2020, it was considerably lower than originally possible under the CEO’s employment agreement. Further, given the Company’s strong financial performance, the 2021 award was positioned to be achieved at well above the target level, with almost an entire year left in the performance cycle, limiting the ability of the Compensation Committee to incentivize future performance.

In response to shareholder feedback (we conducted outreach to more than 60% of our shareholders), the Compensation Committee stipulated in the new employment amendment that the grant date value of the 2021 and 2022 annual equity awards, if granted, will not exceed the median CEO equity grant value at peer companies (e.g., no more than $19.6 million for 2021 based on available peer information) and will consist entirely of PSUs.

Sign-on Awards

We provided cash and equity awards to certain recently-hired NEOs in order to compensate them for compensation forfeited from their prior employers. While we understand that Glass Lewis’ policy is critical of new hire awards, providing inducement compensation is standard in our industry and allows us to attract strong talent.

PSU Performance Periods

We use a combination of annual and multi-year performance periods in our PSU program. The rapid pace of change in our industry and resulting limited visibility into future performance necessitate the use of one-year performance periods. However, in order to incentivize longer term performance, we also utilize a three-year performance period for a portion of the awards. The Compensation Committee believes this combination of both one-year and three-year performance periods provides a balanced approach to incentivizing aggressive yet attainable performance goals.

Our Compensation Committee takes its responsibilities seriously and after extensive shareholder engagement has taken meaningful action to be responsive to shareholder feedback. We are available to engage with our shareholders and Glass Lewis to answer any questions ahead of the Annual Meeting.

Sincerely,

/s/ Frances Fragos Townsend
Frances Fragos Townsend

EVP Corporate Secretary